Exhibit 99.1

Madrigal Appoints John C. Reed, M.D., Ph.D., to its Board of Directors

CONSHOHOCKEN, Pa., August 12, 2026 – Madrigal Pharmaceuticals, Inc. (NASDAQ: MDGL), a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), today announced it has appointed John C. Reed, M.D., Ph.D., to its Board of Directors.

Dr. Reed currently serves as Executive Vice President, Innovative Medicine, Research & Development at Johnson & Johnson (“J&J”) and is a member of J&J's Executive Committee, where he leads research and development across oncology, immunology, neuroscience and other areas of significant unmet medical need.

Julian Baker, Chairman of the Board of Directors of Madrigal, stated, "I am pleased to welcome John Reed to Madrigal. John is one of the biopharma industry’s most accomplished physician-scientists and research leaders, with an extraordinary track record of advancing innovative medicines and building premier research organizations. His deep scientific expertise, strategic leadership and global experience developing breakthrough therapies will be invaluable as Madrigal continues to grow and expand its leadership in MASH."

Bill Sibold, Chief Executive Officer of Madrigal, added, "John's appointment reflects Madrigal's continued commitment to scientific excellence and long-term innovation. As we build on the successful launch of Rezdiffra and advance our industry-leading MASH pipeline, John's insights across drug discovery, translational medicine and global R&D strategy will be an important asset to our Board and management team."

Prior to joining Johnson & Johnson in April 2023, Dr. Reed held executive leadership positions at Sanofi and Roche, serving on their respective executive committees. Earlier in his career, he served as President and Chief Executive Officer of Sanford-Burnham Medical Research Institute (now Sanford Burnham Prebys), where he established multiple disease-focused research centers and platform technology organizations.

An internationally recognized leader in biomedical research, Dr. Reed has authored more than 900 scientific publications, holds more than 130 patents and has been consistently recognized among the world's most highly cited researchers in life sciences and medicine. He is a Fellow of the American Association for the Advancement of Science and has received numerous awards recognizing his contributions to biomedical research and innovation. He earned a Bachelor of Arts in Chemistry from the University of Virginia and both his M.D. and Ph.D. in Immunology from the University of Pennsylvania School of Medicine.

About Madrigal
Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), a liver disease with high unmet medical need. Madrigal’s medication, Rezdiffra (resmetirom), is a once-daily, oral, liver-directed THR-β agonist designed to target key underlying causes of MASH. Rezdiffra was the first medication approved by both the FDA and European Commission for the treatment of MASH with moderate to advanced fibrosis (F2 to F3). An ongoing Phase 3 outcomes trial is evaluating Rezdiffra for the treatment of compensated MASH cirrhosis (F4c). For more information, visit www.madrigalpharma.com and follow us on LinkedIn.

Forward-Looking Statements

This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements related to Madrigal’s growth, Madrigal’s leadership position in the MASH sector and Madrigal’s ability to advance its pipeline. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to: the assumptions underlying the forward-looking statements; Madrigal’s ability to successfully commercialize Rezdiffra in the U.S. and Europe; risks related to obtaining and maintaining regulatory approvals, including, but not limited to, potential regulatory delays or rejections; Madrigal’s history of operating losses and the possibility that Madrigal may never achieve or maintain profitability; risks associated with meeting the objectives of Madrigal’s clinical trials, including, but not limited to Madrigal’s ability to achieve enrollment objectives concerning patient numbers (including an adequate safety database), outcomes objectives and/or timing objectives for its trials; any delays or failures in enrollment, and the occurrence of adverse safety events; risks related to the effects of Rezdiffra’s (resmetirom’s) mechanism of action or of any other product candidate; market demand for and acceptance of Rezdiffra; Madrigal’s ability to service indebtedness and otherwise comply with debt covenants; outcomes or trends from competitors; future topline data timing or results; Madrigal’s ability to prevent and/or mitigate cyber-attacks; Madrigal’s ability to protect its intellectual property rights; the uncertainties inherent in clinical testing; uncertainties concerning analyses or assessments outside of a controlled clinical trial; and changes in laws and regulations applicable to Madrigal’s business and its ability to comply with such laws and regulations. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, Madrigal undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s reports filed with the U.S. Securities and Exchange Commission (SEC) for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Madrigal specifically discusses these risks and uncertainties in greater detail in the sections appearing in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2025, and as updated from time to time by Madrigal’s other filings with the SEC.

Madrigal may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Madrigal’s website in addition to following its press releases, filings with the SEC, public conference calls, and webcasts.

Madrigal Pharmaceuticals, Rezdiffra® and associated logos are trademarks of Madrigal Pharmaceuticals, Inc.

Investor Contact
Tina Ventura, IR@madrigalpharma.com

Media Contact
Chris Frates, media@madrigalpharma.com